UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2009
CRAFTMADE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26667	75-2057054

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South Royal Lane, Suite 100 Coppell, Texas	75019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 393-3800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 10, 2009, Craftmade International, Inc. (“Craftmade”), together with certain of Craftmade’s direct or indirect subsidiaries (the “Borrowers”), entered into a Loan and Security Agreement (the “Revolving Loan Agreement”) with Bank of America, N.A. (“Bank of America”). The Revolving Loan Agreement provides for revolving loans in an aggregate amount up to $40,000,000 and is secured by substantially all of the Borrowers’ assets, excluding its current real estate holdings. On July 10, 2009, Woodard—CM, LLC (“Woodard”), a wholly-owned subsidiary of Craftmade, entered into a Term Loan Agreement (the “Term Loan Agreement”) with The Frost National Bank, San Antonio, Texas (“Frost”), in conjunction with executing a Term Loan Note (“the Frost Note”), in the principal amount of $3,500,000, payable to Frost, secured by Woodard’s primary manufacturing and distribution facility located in Owosso, Michigan (the “Michigan Facility”). In aggregate the proceeds from the Revolving Loan Agreement and the Term Loan Agreement (together the “Loan Agreements”), were used to pay off amounts owed under the Third Amended and Restated Loan Agreement with Frost, as Administrative Agent and the Other Lenders, dated as of December 31, 2007.
Loans under the Revolving Loan Agreement may be deemed to be either base rate loans or LIBOR rate loans. Base rate loans will bear interest at a per annum rate equal to the greater of (a) the Prime Rate (as published by Bank of America); (b) the Federal Funds Rate plus 0.50%; or (c) 30-day London Interbank Offered Rate (“LIBOR”) plus 1.0%; plus an applicable margin ranging from 0.75% to 1.25% based on Craftmade’s cash flow performance as measured by the Fixed Charge Coverage Ratio (as defined in the Revolving Loan Agreement) for the most recent month. LIBOR rate loans will bear interest at LIBOR for the applicable Interest Period (30, 60 or 90 days), plus an applicable margin ranging from 3.00% to 4.00% based on Craftmade’s cash flow performance as measured by the Fixed Charge Coverage Ratio (as defined in the Revolving Loan Agreement) for the most recent month. The maximum amount of loans under the Loan Agreement will be determined by a formula (the “Borrowing Base”) taking into consideration the receivables and inventory of the Borrowers, net of any reserves put into place by Bank of America. The Loan Agreement will terminate on July 7, 2012.
Pursuant to the Revolving Loan Agreement, the financial covenants require Craftmade to maintain a Fixed Charge Coverage Ratio of not less than 0.85 for the initial periods, and building to not less that 1.0 by August, 2009 and thereafter. All wholly-owned domestic subsidiaries of Craftmade and Design Trends LLC, a 50% owned subsidiary of Craftmade, have agreed to be guarantors of the Revolving Loan Agreement (the “Guarantors”). Should Craftmade achieve and maintain a minimum of $6,000,000 of availability (calculated as the Borrowing Base minus the principal balance of all loans) for 60 days, the Fixed Charge Coverage Ratio shall not be tested until such time as availability drops below $6,000,000.
The Frost Note bears a floating interest rate based on Prime Rate (as published in the Wall Street Journal) plus 2.0% per annum. Pursuant to the Frost Note, Woodard has agreed to pay equal monthly payments of principal and interest based on a 10-year amortization schedule, with the unpaid principal and interest payable on July 7, 2012. As security for the payment and performance of the Frost Note, Woodard granted to Frost a lien in the Michigan Facility pursuant to a mortgage (the “Mortgage”), which facility Woodard acquired as part of the January 4, 2008 acquisition of certain net assets of Woodard, LLC. Craftmade entered into guaranty agreements (“Guaranties”) with Frost pursuant to which Craftmade, together with certain of its direct or indirect subsidiaries, has agreed to guarantee payment and performance of the Frost Note by Woodard.
The Revolving Loan Agreement and the Term Loan Agreement are subject to customary events of default. If any event of default occurs and is continuing, Bank of America or Frost, respectively, may accelerate amounts due under the agreements and exercise other rights and remedies.
The foregoing is a summary of the terms of the Revolving Loan Agreement, the Term Loan Agreement, the Frost Note, and Mortgage and does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Loan Agreement, the Term Loan Agreement, the Frost Note, and Mortgage which are filed as Exhibits 10.1 through 10.4 hereto.

Item 1.02 Termination of a Material Definitive Agreement.
The information presented in Item 1.01 hereof is hereby incorporated by reference in this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information presented in Item 1.01 hereof is hereby incorporated by reference in this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished with this Form 8-K.
10.1	Loan and Security Agreement Among Craftmade International, Inc., and Bank of America, N.A., as lender, dated July 8, 2009.

10.2	Term Loan Agreement Among Craftmade International, Inc., Woodard—CM, LLC., and The Frost National Bank, as lender, dated July 8, 2009.

10.3	Term Loan Note between Woodard—CM, LLC., and The Frost National Bank, dated July 8, 2009.

10.4	Mortgage by Woodard—CM, LLC., effective July 8, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFTMADE INTERNATIONAL, INC.
Date: July 16, 2009	By:	/s/ C. Brett Burford
C. Brett Burford
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement Among Craftmade International, Inc., and Bank of America, N.A., as lender, dated July 8, 2009.

10.2	Term Loan Agreement Among Craftmade International, Inc., Woodard—CM, LLC., and The Frost National Bank, as lender, dated July 8, 2009.

10.3	Term Loan Note Between Woodard—CM, LLC., and The Frost National Bank, dated July 8, 2009.

10.4	Mortgage by Woodard—CM, LLC., effective July 8, 2009.